EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-90293, 333-56606, 333-89184, 333-105193, 333-106594 and 333-126121) and on Form S-3 (File No. 333-172190) of Superconductor Technologies, Inc. of our report dated March 8, 2013 (which report expresses an unqualified opinion and includes an explanatory paragraph raising substantial doubt about the Company’s ability to continue as a going concern), relating to the consolidated financial statements and financial statement schedule of Superconductor Technologies, Inc. as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, which report appears in this Annual Report on Form 10-K.

/s/ Marcum LLP

Los Angeles, CA

March 8, 2013